MCorp Consulting                                                        Blue Shield of California
Contract No.  C123041

Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made, entered into and effective as of August 30, 2012 (the “Effective Date”) by and between Touchpoint Metrics, Inc d/b/a MCorp Consulting, located at 251 Sir Francis Drake Blvd, San Anselmo, CA 94960 (“Consultant”) and California Physicians’ Service d/b/a Blue Shield of California, a California not for profit mutual benefit corporation, located at 50 Beale Street, San Francisco, California  94105 (“BSC”).  BSC may be obtaining the services described in this Agreement on behalf of its affiliates and subsidiaries, including without limitation, Blue Shield of California Life & Health Insurance Company (“BSL”).  BSC is a health care service plan licensed under the Knox-Keene Act and regulated by the California Department of Managed Health Care.  BSL is licensed as a life and disability insurance company pursuant to the California Insurance Code and is regulated by the California Department of Insurance. References to specific laws or regulatory agencies in this Agreement may be applicable only to BSC, or only to its affiliates or subsidiaries.

WHEREAS, BSC does not have the expertise to do the specific services it needs and therefore desires to have Consultant provide BSC with the consulting services set forth below (the “Services”); and

WHEREAS, the Consultant has the knowledge, experience, expertise and ability to provide the Services and has provided such services to other clients over a lengthy period of time; and

WHEREAS, the parties desire to enter into an agreement concerning the provision of the Services.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.           Services

The Consultant will provide to BSC the Services, which includes any related Deliverables, as is more fully set forth in the Statement of Work attached hereto as Exhibit A (the “SOW”).  From time to time BSC may desire to obtain, and Consultant may desire to perform, additional Services, including related Deliverables, pursuant to a new SOW.  In such event the initial SOW shall be designated Exhibit A-1 and each new additional SOW shall be consecutively numbered (e.g., Exhibit A-2, A-3, A-4, etc.).  All additional SOWs shall at a minimum set forth a description of the Services to be provided and the fees to be paid in consideration of such Services, and shall only become effective upon execution by Consultant and an authorized representative of BSC.  Upon mutual execution, such new SOW shall be deemed attached to this Agreement and incorporated herein by reference.

2.           Compensation, Billing Terms, and Procedures

The Consultant will be paid as set forth on Exhibit A.

3.           Taxpayer Identification Number

Prior to commencing the Services, Consultant shall provide BSC with a duly executed IRS Form W-9 as set forth on Exhibit B and provide Consultant’s Employer Identification Number (“EIN”) or Social Security Number (“SSN”) to BSC.

4.           Term and Termination

This Agreement shall be effective as of the Effective Date and shall terminate, unless terminated as hereinafter provided, upon completion of the Services by Consultant.  BSC may, at any time, without cause, terminate this Agreement or any SOW by giving the Consultant five (5) business days’ prior written notice.  Consultant shall stop performing Services on the date specified in the termination notice and deliver to BSC all Deliverables completed or in progress up to the date of termination.  In the event BSC  terminates this Agreement or any SOW without cause BSC will only be obligated to pay Consultant for the Services actually performed, and allowed reimbursable expenses incurred, through the date of termination.  In the event of a breach by either party, the other party shall give written notice to the breaching party of its intent to terminate this Agreement.  The breaching party shall then have ten (10) days after receipt of the notice to cure the breach.  If the breaching party does not cure the breach within said ten (10) day period, this Agreement may be terminated by the non-breaching party.  If BSC terminates the Agreement for a breach, Consultant understands and agrees BSC will pay no further compensation to the Consultant for any work performed by Consultant after Consultant’s receipt of the termination notice.

Notwithstanding the foregoing, if Consultant breaches the provisions of Sections 6 or 7 hereof, then in order to protect its confidential and proprietary information, including its trade secrets, BSC shall be entitled to immediately obtain injunctive relief, Consultant will be responsible for any damages BSC suffers as a result of the breach and the Agreement may be immediately terminated by BSC.

Upon notice of termination of this Agreement or any SOW, Consultant shall cooperate with BSC to develop as promptly as reasonable a comprehensive plan for transferring the Services back to BSC or to any new consultant designated by BSC.  Consultant shall assist BSC in transferring the Services in an expeditious manner in order to minimize the possibility of discontinuity or disruption to BSC. As part of the transfer of the Services, Consultant shall provide adequate information on the Services environment to allow BSC or any new consultant to duplicate such environment and the Services.

5.           Licenses and Permits

Consultant represents and warrants that Consultant has and will maintain any and all licenses and permits required to perform the Services while Consultant serves as an independent contractor to BSC.

Blue Shield of California and MCorp Consulting - Confidential                                                               Page 1 of 12

MCorp Consulting                                                                                Blue Shield of California
Contract No. C123041

6.           Ownership of Materials

Any and all information and material provided to Consultant by BSC, or anyone acting for or on behalf of BSC, will remain the sole property of BSC and any such information and material is provided to Consultant solely for the purpose set forth in this Agreement.  Such information shall be considered BSC’s Confidential Information as provided for in Section 7 of this Agreement.

Consultant agrees all work product and the Deliverables shall be owned by and be the property of BSC and BSC shall have the exclusive ownership of all such Deliverables and work and shall exclusively own all United States and international copyrights, patents, trade secrets, trade marks and all other intellectual property rights in the Deliverables and work.  Consultant assigns, and upon creation of each element of each piece of work or Deliverable automatically assigns to BSC, its successors and assigns, all right, title and interest in and to the work and Deliverable and ownership of all United States and international copyrights, patents, trade secrets, trade marks and all other intellectual property rights in each element of each piece of the Deliverable or work.  From time to time, upon BSC’s request, Consultant and/or Consultant’s personnel shall confirm such assignments by execution and delivery of such assignments, confirmations of assignments, or other written instruments as BSC may request.  BSC and its successors and assigns shall have the right to obtain and hold in its own name all copyright registrations, patents, trade secrets, trade marks and other evidence of rights that may be available for the Deliverables or work and any portion(s) thereof.  All of the Deliverables and work, whether completed or not, will be promptly given to BSC upon the termination or expiration of this Agreement or upon BSC’s request and Consultant shall not use or retain any copies of the Deliverables and work.

7.           Confidential Information

Consultant and Consultant’s agents and representatives agree to be bound by Exhibit C to this Agreement, which is attached hereto and incorporated by reference herein.  Consultant shall not remove any BSC Confidential Information or other BSC materials from BSC’s premises without the written consent of BSC.  Upon receiving such consent, the Consultant shall provide to BSC a written list specifically setting forth what BSC Confidential Information or materials Consultant is removing from the BSC premises.  All such Confidential Information and materials shall be returned to BSC, upon BSC’s request or as is provided for in Exhibit C.  Consultant agrees that information provided by BSC, whether Confidential Information or not, shall not be transmitted or stored outside the United States of America without BSC’s prior written consent.  Consultant further agrees that the terms and conditions of the Agreement are considered Confidential Information and are governed by the provisions set forth in this Section 7.

8.           Examination of Records

BSC and any governmental officials entitled to such access by law may at any time during the term of this Agreement and for one (1) year after the termination of this Agreement, upon reasonable notice, examine the Consultant’s records pertaining to the Services.

9.           Indemnification

Consultant will be solely and entirely responsible for Consultant’s actions and the actions of Consultant’s agents, employees, representatives and subcontractors.  Consultant agrees to fully indemnify, defend and hold harmless (collectively “Indemnify”) BSC (including for purposes of this Section 9 BSC’s directors, officers, employees, representatives and agents) from and against any losses, actions, liabilities, damages, claims, demands, obligations, costs or expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) arising from the (i) acts or omissions of Consultant or any of Consultant’s agents, employees, representatives or subcontractors; or (ii) claims made by the Consultant’s agents, employees, representatives or subcontractors.  Consultant represents and warrants (i) that all Deliverables and work developed for or made available to BSC (other than materials owned by BSC) is original to Consultant or has been provided to Consultant under licenses or approvals from the owners or licensees of such Deliverable or work; (ii) that all royalties and costs arising from patents, trademarks, service-marks, licenses and copyrights in any way involved in the Services or Deliverables or work (other than materials owned by BSC) have been paid by Consultant and whenever Consultant is required or desires to use any such design, device, material or process, Consultant shall have obtained all rights to use it as well as the right for BSC to use it; and (iii) that neither the Deliverables or work nor any of their elements, nor the use thereof, does or will violate or infringe upon any patent, copyright, trade secret, or other property right of any person.  Consultant will Indemnify BSC from and against any and all Losses arising from or in connection with any claim that any Deliverable or work developed by Consultant hereunder infringes, or is alleged to infringe, a patent, a copyright or a trade secret, or other property rights of any person.  If any such Deliverable or work is, or in Consultant’s opinion is likely to be, held to constitute an infringing product, Consultant shall at Consultant’s expense and option immediately either: (i) procure the right for BSC to continue using it, (ii) replace it with a non-infringing equivalent, or (iii) modify it to make it non-infringing.  During the pendency of any claim against Consultant or BSC with respect to an infringement claim, BSC may withhold compensation associated with the claim.  BSC shall have the right to select the counsel who will provide the indemnification defense, subject to Consultant’s approval, which shall not be unreasonably withheld.  Should Consultant fail to furnish a defense or the defense is clearly inadequate or insufficient, as determined by BSC, BSC may assume its own defense and Consultant shall reimburse, on a monthly basis, BSC for this defense.

10.         Independent Contractor

The Consultant is an independent contractor and nothing herein shall be construed to the contrary.  Consultant shall not assume or create any obligations or responsibilities express or implied, on behalf of or in the name of BSC, or bind BSC in any manner or thing whatsoever without BSC’s written consent.  The Consultant will use Consultant’s own tools and instruments in providing the Services.  Consultant will supply all necessary labor to render Services under this Agreement and may use subcontractors in doing so.  Consultant’s execution of any subcontracts, including subcontracts approved by BSC, will not relieve, waive or diminish any obligation Consultant may have to BSC under this Agreement

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MCorp Consulting                                                                                Blue Shield of California
Contract No. C123041

and  Consultant shall be responsible and liable for all acts of its subcontractors, their employees or agents. Consultant shall be solely responsible for the direction and control of Consultant’s agents, employees, representatives and subcontractors, including decisions regarding hiring, firing, supervision, assignment and the setting of wages and working conditions.  BSC shall neither have nor exercise disciplinary control or authority over Consultant or Consultant’s agents, employees, representatives or subcontractors.  No agent, employee, representative or subcontractor of Consultant shall be or be deemed to be the employee, agent, representative or subcontractor of BSC.  None of the employer-paid benefits provided by BSC to its own employees, including but not limited to workers’ compensation insurance and unemployment insurance, are available from BSC to Consultant or to Consultant’s employees, agents, representatives or subcontractors.  Consultant agrees to provide workers’ compensation insurance for any person utilized by Consultant to perform services under this Agreement and to pay all applicable social security taxes, unemployment compensation taxes, income taxes and other employer taxes and contributions required by any federal, state or local law with respect to Consultant or to persons utilized by Consultant to perform services under this Agreement.

11.         Tax Reporting and Filing

For all purposes, including but not limited to the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, Federal income tax withholding requirements, California Personal Income Tax Withholding, California Unemployment taxes, California Disability Insurance, and all other federal, state and local laws, rules and regulations, Consultant (and Consultant’s respective employees, agents, representatives and subcontractors, if any) shall be treated as an independent contractor consultant and not as a BSC employee.

Consultant acknowledges and agrees that Consultant shall be responsible for filing all tax returns, tax declarations, and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by Consultant under this Agreement.  BSC will not withhold any employment taxes from compensation it pays Consultant.  Rather, BSC will report the amount it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions and state or local law.

12.         Performing Services for Others

BSC agrees that Consultant may perform services for others, so long as the performance of those services does not interfere with the performance or completion of any Services. It is expressly understood and agreed that this Agreement does not grant to Consultant any exclusive rights to do business with BSC and that BSC may contract with other suppliers for the procurement of comparable services.  BSC makes no guarantee or commitment for any minimum or maximum amount of Services to be purchased under this Agreement.

13.         Insurance

Consultant shall maintain the following insurance coverage, and is also responsible for its Subcontractors maintaining sufficient limits of the same insurance coverage.

A.     Workers’ Compensation and Employers’ Liability:

Workers’ Compensation insurance or self-insurance indicating compliance with any applicable labor codes, acts, laws or statutes, state or federal, where Consultant performs Work.

Employers’ Liability insurance shall not be less than $1,000,000 for injury or death each accident.

B.     Commercial General Liability:

Coverage shall be at least as broad as the Insurance Services Office (ISO) Commercial General Liability Coverage “occurrence” form, with no coverage deletions.

The limit shall not be less than $1,000,000 each occurrence and $2,000,000 aggregate (if any) for bodily injury, property damage and personal injury.

Coverage shall:

i)
By “Additional Insured” endorsement add as insureds BSC, its affiliates, subsidiaries, and parent company, and BSC’s officers, managers, directors, agents and employees with respect to liability arising out of or connected with the Work performed by or for the Consultant.  (ISO Form CG2010 or equivalent is preferred.)  In the event the Commercial General Liability policy includes a “blanket endorsement by contract,” the following language added to the certificate of insurance will satisfy BSC’s additional insured requirement:  “BSC, its affiliates, subsidiaries, and parent company, and BSC’s officers, managers, directors, agents and employees with respect to liability arising out of Work performed by or for the Consultant are additional insureds under a blanket endorsement.”

ii)	Be endorsed to specify that the Consultant’s insurance is primary and that any insurance or self-insurance maintained by BSC shall not contribute with it.

C.    Business Auto:

Coverage shall be at least as broad as the ISO Business Auto Coverage form covering Automobile Liability, code 1 “any auto”.

The limit shall not be less than $1,000,000 each accident for bodily injury and property damage.

D.    Additional Insurance Provisions:

Before commencing performance of Work, Consultant shall furnish BSC with certificates of insurance and endorsements of all required insurance for Consultant.  The documentation must be signed by a person authorized by that insurer to bind coverage on its behalf.  Consultant shall provide immediate notice to BSC if any of the above described policies receive notice of cancellation or nonrenewal from its insurer.  All documentation shall be submitted to:

Blue Shield of California
Procurement
50 Beale Street
San Francisco, CA 94105

Blue Shield of California and MCorp Consulting - Confidential                                                             Page 3 of 12

MCorp Consulting                                                                        Blue Shield of California
Contract No. C123041

14.         Force Majeure

Neither party shall be liable, and its performance shall be excused, for any delays resulting from circumstances or causes beyond its reasonable control, including without limitation, fire or other casualty, act of God, strike or labor dispute, war, sabotage, terrorism, acts of aggression or other violence provided such party shall have used its commercially reasonable efforts to mitigate its effects and has given prompt written notice to the other party. The time for the performance shall be extended for the period of delay or inability to perform due to such occurrences up to a period of five days at which time the party unaffected by the Force Majeure event may immediately terminate this Agreement.

15.         Compliance with Laws and BSC’s Policies and Procedures

Consultant will comply with all applicable laws, rules and regulations while providing the Services and will comply with the applicable policies and procedures of BSC.

16.         Representations and Warranties

A.  Consultant represents and warrants (i) that it has full power and authority to provide the Services and Deliverables to BSC and to grant BSC the rights granted herein and (ii) that all Services, including creation of all Deliverables, will be performed within the United States of America.

B.  Consultant represents and warrants that:

(i) It will perform the Services on a professional best efforts basis and that the findings, recommendations and Deliverables provided or set forth in the Services, as well as any other materials provided to BSC, will reflect Consultant’s best professional judgment based on the information available to Consultant.

(ii) Its personnel assigned to perform Services under this Agreement and any SOW have the necessary qualifications, competence, and experience required to provide the Services and the Deliverables.  If BSC, at its sole discretion, is not satisfied with the performance of any Consultant personnel, BSC shall notify Consultant and Consultant shall promptly furnish replacement personnel.

(iii) All materials, software and equipment supplied to BSC, if any, and any associated workmanship, will be free from errors, faults, and defects and in conformance with the requirements of this Agreement and any SOW for a period of twelve (12) months following completion of the Services.  If any longer warranty is specified for any materials, software, equipment or workmanship under any SOW, the longer warranty period will govern.  Consultant will ensure that all materials, software and equipment that carry a manufacturer’s warranty are registered with the manufacturer in BSC’s name.

(iv) Upon notice from BSC, Consultant will promptly remedy any non-conformance with the warranties set forth in this Section 16.B. within a thirty (30) day cure period.  In the event such breach is not remedied within the applicable cure period, Consultant will, upon BSC’s request and without limiting any other remedies BSC may have, refund all amounts paid by BSC related to the non-conforming Services and/or Deliverables and reimburse BSC for additional costs BSC incurs related to the provision of replacement services and/or deliverables.  Consultant will be allowed only one cure period for the same or similar breach.

17.         Change Control and Escalation.

Any changes to the Services, Deliverables or fees under an SOW must be submitted in writing by the party requesting such change to the other party (a “Change Request”).  For Change Requests submitted by BSC, Consultant shall notify BSC in writing of any cost, functionality and schedule impacts within two (2) business days.  If Consultant and BSC agree to approve a Change Request, the parties shall enter into a mutually executed amendment to the respective SOW, which identifies all changes to the terms set forth in such SOW.  The terms set forth in the respective SOW shall remain in place until such time as an amendment reflecting the proposed change has been signed by an authorized representative of each party.

If the parties are unable to agree on any change, or if the parties otherwise have a dispute under this Agreement or any SOW, either party may escalate the matter in accordance with the levels of escalation described below.  At each escalation level the parties will use good faith efforts, for a period of up to five (5) business days, to resolve the dispute.

	For BSC	For Consultant
Level 1:	Lee Backston	Lynn Davison
Level 2:	Kathy Swenson	Michael Hinshaw

18.         Miscellaneous

A.     Assignment

This Agreement may not be voluntarily or by operation of law assigned or transferred in whole or part, or in any other manner transferred by the Consultant without the prior written consent of BSC. Any attempt to assign or transfer this Agreement other than in conformance with this Section shall be of no effect and considered null and void.

B.     Amendments

No change, amendment or modification of this Agreement, including any SOWs attached hereto, shall be valid unless the same is in writing and signed by the Consultant and an authorized representative of BSC.

C.     Waiver

It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder in any one or more instances or to insist on strict compliance with the performance of this Agreement or to take advantage of any respective rights shall operate as a waiver thereof or the relinquishment of such rights in other instances but the same shall continue and remain in full force and effect nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

D.     Severability

If any provision of this Agreement is deemed to be invalid or unenforceable by a court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and the parties agree to renegotiate such provision in good faith, in order to maintain the economic

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MCorp Consulting                                                                        Blue Shield of California
Contract No. C123041

position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

E.     Notice

Any notice shall be deemed given by U.S. mail, certified, return receipt requested, personal delivery,  or by courier to the below addresses, or to such other addresses as may be provided by one party to the other. Notice by mail shall be deemed delivered five (5) days after the date it was mailed. Personal delivery shall be deemed to occur upon delivery to the receiving party or his/her/its office. Notice by courier shall be deemed delivered upon delivery by the courier.

If to BSC:
Blue Shield of California
50 Beale Street
San Francisco, CA 94105
Attn:  Director of Marketing

with a copy to:
Blue Shield of California
50 Beale Street
San Francisco, CA 94105
Attn:  Law Department

If to Consultant:
MCorp Consulting
201 Spear Street, Suite 1100
San Francisco, CA 94105
Attn:  Lynn Davison
Phone Number:   415-526-2653

F.     Governing Laws

This Agreement shall be construed and governed in accordance with the laws of the State of California without regard to its conflict of laws principles.  It is agreed by the parties that any action arising out of, in connection with, or in any way involving this Agreement or the parties hereto, shall be brought only in California (or federal, as applicable) courts with proper venue and jurisdiction and proper venue shall lie only in a court of competent jurisdiction located in San Francisco County.  Each party shall comply with all applicable federal, state and local statutes, laws, ordinances, regulations, rules, orders and codes in the performance of its obligations hereunder.

G.     Use of Names/Publicity

Consultant shall not use BSC’s name, logo, service marks, domain names, symbols or any other BSC name or mark without BSC’s written consent, other than in providing the Services to BSC under this Agreement.  Consultant may not use BSC as a reference or this Agreement as an endorsement of Consultant’s work without BSC’s written consent. The parties will cooperate to create any and all appropriate public, promotional announcements or press releases relating to the relationship set forth in this Agreement.  Neither party shall make any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval and consent.

H.     Successors and Assigns

This Agreement and all of the terms and conditions hereof shall be binding upon and inure to the benefit of BSC and Consultant and their respective successors, transferees, permitted assignees or legal representatives.  Any terms of this Agreement containing a reference to Consultant or BSC shall apply with equal effect to any such successor, permitted assignee, transferee or legal representative of the party in question.

I.      Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

J.     Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

K.    Interpretation

In the event any dispute arises in regard to the interpretation of any term or condition of this Agreement, the parties agree that the drafting of this Agreement shall not be deemed that of one party or their agent and that any rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applicable.

L.     Remedies

The rights and remedies herein provided shall be cumulative and no one of them shall be exclusive of any other and shall be in addition to any other remedies available at law or in equity.

M.    Order of Precedence

In the event of any conflict between or among the provisions contained in the Agreement, the following order of precedence will govern:  (i) this Agreement, exclusive of its Exhibits; (ii) Exhibits to this Agreement.

N.    Survival

Sections 6, 7, 8, 9, 16 and this Section 18 shall survive any termination or expiration of this Agreement.

O.    Association Disclosure

Consultant hereby expressly acknowledges its understanding that this Agreement constitutes a contract between Consultant and BSC, that BSC is an independent corporation operating under a license from the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans (the “Association”) permitting BSC to use the Blue Shield Service Mark in the State of California, and that BSC is not contracting as the agent of the Association.  Consultant further acknowledges and agrees that it has not entered into this Agreement

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MCorp Consulting                                                                        Blue Shield of California
Contract No. C123041

based upon representations by any person other than BSC and that no person, entity, or organization other than BSC shall be held accountable or liable to Consultant for any of BSC’s obligations to Consultant under this Agreement.  This paragraph shall not create any additional obligations whatsoever on the part of BSC other than those obligations under other provisions of this Agreement.

P.      Entire Agreement

This Agreement constitutes the entire understanding between the parties.  All previous representations or undertakings, whether oral or in writing, are superseded by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first set forth above.

TOUCHPOINT METRICS, INC d/b/a MCORP CONSULTING (“CONSULTANT”)	CALIFORNIA PHYSICIANS’ SERVICE d/b/a BLUE SHIELD OF CALIFORNIA (“BSC”)
By: ____________________________________	By: ____________________________________
Name: ____________________________________	Name: ____________________________________
Title: ____________________________________	Title: ____________________________________
Date: ____________________________________	Date: ____________________________________

Blue Shield of California and MCorp Consulting - Confidential                                                             Page 6 of 12

MCorp Consulting                                                                        Blue Shield of California
Contract No. C123041, Exhibit A-1

Exhibit A
Statement of Work

THIS STATEMENT OF WORK (the “SOW”), is made, entered into and effective August 30 2012 (the “Effective Date”), by and between Touchpoint Metrics, Inc d/b/a MCorp Consulting (“Consultant”) and California Physicians’ Service d/b/a Blue Shield of California (“BSC”).  This SOW shall be governed by the terms and conditions of the Consulting Agreement by and between Consultant and BSC dated August 30, 2012 (the “Agreement”).

1.	Services

1.1
Overview. BSC is requesting the services of Consultant to assist with BSC’s Customer Journey Mapping initiative.  The goal is to inventory all instances where BSC interacts with our members (each a “Touchpoint”), such as when we process a claim or provide customer service, measure the level of importance and effectiveness of these Touchpoints from members and employees, and at a high level, understanding the processes, technology, systems and needed data to support each of the Touchpoints. The purpose of gaining this insight is to develop a roadmap to improve BSC customer journey and where to invest time and resources in improving internal operations in support of our customer’s experience.

1.2	Services. Consultant shall provide the following services to BSC (the “Services”):

a.           Phase I - Immersion and Planning
i.	Facilitate engagement and planning meeting with BSC project team
ii.	Develop data gathering plan which shall provide a timeline and identify individuals to be interviewed
iii.	Perform one-on-one interviews with up to fifteen (15) key stakeholders as identified by BSC
iv.	Develop sampling strategy and provide a research plan addressing the qualitative and quantitative components as detailed in Phase II and III below

b.           Phase II – Qualitative Internal and External Research
i.	Facilitate Touchpoint mapping workshop with BSC key stakeholders to identify existing Touchpoints
ii.	Develop questionnaire and focus group guides for online customer research for BSC review and approval
iii.	Conduct online customer focus group research
iv.	Develop inventory of customer Touchpoints

c.           Phase III – Quantitative External Research
i.	Develop draft questionnaire for cross segment online survey for BSC review
ii.	Incorporate BSC feedback and deliver final questionnaire
iii.	Conduct cross segment online survey
iv.	Conduct comprehensive data analysis to identify current and desired states
v.	Develop research summary report to include findings on customer attributes, drivers and Touchpoints

d.           Phase IV – Findings and Recommendations
i.	Summarize key findings including prioritization of disconnect, customer persona and gaps in customer journey
ii.	Develop and provide recommended customer journey maps
iii.	Present findings and recommendations to the BSC project team and BSC key stakeholders as BSC deems appropriate
iv.	Facilitate onsite strategy session with BSC senior leadership team, including providing meeting handouts on findings and recommendations moving forward

1.3
Term.  Consultant shall begin providing the Services under this SOW on August 30, 2012 and Consultant will complete all Services and provide all Deliverables no later than February 28, 2013. Unless otherwise terminated earlier pursuant to the terms of the Agreement, this SOW will terminate on completion of all Services, including final acceptance of all Deliverables.

2.	Deliverables

2.1	Deliverables. In connection with the Services, Consultant shall provide the deliverables no later than the Due Date set forth in the table below (the “Deliverables”):

Item	Deliverables	Due Date
1	From Phase I - Immersion and Planning • Detailed project plan in Microsoft Office format • Final research plan in Microsoft Office format	October 8, 2012

Blue Shield of California and MCorp Consulting - Confidential                                                              Page 7 of 12

MCorp Consulting                                                                         Blue Shield of California
Contract No. C123041, Exhibit A-1

2	From Phase II - Qualitative Internal and External Research • Interview and focus group guides in Microsoft Office format	November 2, 2012
3	From Phase II - Qualitative Internal and External Research • Inventory of customer Touchpoints in Microsoft Office format	November 19, 2012
4	From Phase III - Quantitative External Research • Draft online survey questionnaire in Microsoft Office format	November 19, 2012
5	From Phase III - Quantitative External Research • Final online survey questionnaire in Microsoft Office format	November 21, 2012
6	From Phase III - Quantitative External Research • Research summary report in Microsoft Office format	January 14, 2013
7
From Phase IV - Findings and Recommendations
• Summary of key findings in Microsoft Office format
• Recommendations on customer journey maps in Microsoft Office format
• BSC senior leadership presentation material in PPT
February 8, 2013

2.2	Acceptance of Deliverables.

Upon completion of any Deliverables, Consultant shall submit such Deliverable to BSC for acceptance testing.  Final acceptance of all Deliverables shall be determined in the sole but reasonable discretion of BSC within thirty (30) days of receipt of such Deliverables.  In the event that any Deliverable fails acceptance testing, BSC shall promptly notify Consultant and shall provide a reasonably detailed description of the reason for such failure.  Consultant shall then promptly modify such Deliverable to remedy the identified failures, at no additional cost to BSC, and shall re-submit such Deliverable to BSC for acceptance testing within five (5) days of such notification or as otherwise agreed to in writing by BSC and Consultant.

3.	Points of Contact

3.1	The BSC point of contact for this SOW is:

Name:                                           Lee Backston
Phone:                                           916-350-8753
E-mail Address:                            lee.backston@blueshieldca.com

3.2	The Consultant point of contact for this SOW is:

Name:                                           Lynn Davison
Phone                                           415- 526-2653
E-mail Address:                            ldavison@mcorpconsulting.com

4.	Fees

In consideration of the Services and Deliverables, Consultant will be paid a fixed fee of One Hundred Fifty-Two Thousand Four Hundred Seventy-Five and 00/100 Dollars ($152,475.00) which will be the total payment for all labor, materials, taxes, and  equipment costs (the “Fixed Fee”).  The Fixed Fee may be invoiced by Consultant according to the following schedule:

▪	Upon full execution of Agreement: $50,825.00

▪	Upon acceptance of Deliverable #1, #2, #3 and #4: $50,825.00

▪	Upon acceptance of all Deliverable: $50,825.00

5.	Reimbursable Expenses

The total of all Reimbursable Expenses authorized under this Agreement shall not exceed Sixteen Thousand Five Hundred Twenty-Five and 00/100 Dollars ($16,525.00).

BSC shall reimburse Consultant for expenses which have been approved by BSC in writing, in advance.  All reimbursable expenses directly incurred by Consultant in the performance of its Services under this SOW shall be reasonable, ordinary and necessary, shall be billed at cost and shall be in conformance with the requirements attached hereto as Schedule 1.

Blue Shield of California and MCorp Consulting - Confidential                                                              Page 8 of 12

MCorp Consulting                                                                              Blue Shield of California
Contract No. C123041, Exhibit A-1

6.	Total SOW Maximum

The dollar amount payable to Consultant by BSC for Services and Deliverables under this SOW shall not exceed One Hundred Sixty-Nine Thousand and 00/100 Dollars ($169,000.00) (the “Total SOW Maximum”), without prior written authorization by BSC in the form of a written Amendment signed by both parties.

7.	Invoice Payment

Costs for Fee(s) and Reimbursable Expense(s) shall be invoiced separately.

a.	Fees

For the first payment of Fees, Consultant will furnish BSC with invoice(s) in accordance with Section 4 which, if valid and undisputed by BSC, will be paid within fifteen (15) days of receipt of such invoice.

For subsequent payment of Fees, Consultant will furnish BSC with invoice(s) in accordance with Section 4 which, if valid and undisputed by BSC, will be paid within forty-five (45) days of receipt of such invoice.  In the event that BSC issues payment for an invoice within ten (10) days of receipt of such invoice, Consultant agrees that BSC shall be entitled to deduct two percent (2%) of the aggregate amount of such invoice as a prompt-payment discount.

Each invoice shall provide a description of the Service(s) being invoiced.

b.	Reimbursable Expenses

For payment of Reimbursable Expenses, Consultant will furnish BSC with invoice(s) in accordance with Section 5 which, if valid and undisputed by BSC, will be paid within forty-five (45) days of receipt of such invoice.

Each invoice shall provide a description of the expense(s) being invoiced

All invoices must contain the following information:

•	Agreement or SOW Number associated to the invoice;
•	Project name/phase;
•	Milestone or Deliverable associated with invoiced Fee;
•	Name of the BSC cost center owner; and
•	Project information - Purchase Order number, cost center, project number & account number;

c.	Consultant shall send invoices containing the BSC point of contact name (specified in Section 3.1 above), and the BSC Purchase Order Number for each payment when due to:

Via U.S. Mail:
Blue Shield/Concur Invoice Capture
10700 Prairie Lakes Drive
Eden Prairie, MN  55344

OR

Via Email:
Email the invoice (in Adobe PDF format) for payment to the address specified below.  Consultant must state “BSC” and the “BSC point of contact” name in the email subject line.

Email address:   BSCInvoiceCapture@concur.com

Blue Shield of California and MCorp Consulting - Confidential                                                             Page 9 of 12

MCorp Consulting                                                                                          Blue Shield of California
Contract No. C123041, Exhibit A-1, Schedule 1

Schedule 1
Reimbursable Expenses for Travel

1.
Air Travel.  Costs within or outside of the United States will be reimbursed only on a coach, non-refundable, lowest cost fare basis.  The following expenses will not be reimbursed:  Air fare upgrades, change fees (without prior approval from BSC), and checked baggage for more than one (1) checked bag.

2.	Meals. Only meals incurred while traveling away from home, overnight, on BSC’s business will be eligible for reimbursement, up to a maximum of $60 per day. A daily per diem will not be paid.

3.	Lodging. All BSC required lodging expenses will be reimbursed at the lowest rate available from:

A.	BSC’s contracted hotels at BSC’s pre-negotiated rates, as listed on BSC’s Intranet travel site.

B.	Alternative hotels, if rates are at or below BSC’s contracted hotel rates.

C.	Tips will be limited to a maximum $8 on any day (Bellman - $5, Housekeeping - $3.00).

D.	Consultant shall cancel guaranteed lodging reservations, as needed, to ensure BSC does not incur unnecessary charges.

E.
BSC will not reimburse for the following expenses:   Laundry/dry cleaning, Internet connectivity fees, telephone charges, room upgrades, fitness center fees, movie rental fees, theft, loss of, or damage to personal items, and toiletries.

4.	Rental Cars.

A.
Consultant must book a compact to mid-size rental car when traveling on BSC business.  For example, a compact class car should be used when traveling alone, whereas a mid-size class car might be needed when the vehicle will be transporting more than one (1) person.

Rental cars and associated expenses for Consultant personnel working in BSC’s San Francisco office (except for travel to BSC locations outside of the greater Bay Area), are not reimbursable.

Costs to refuel a rental car are reimbursable.   Consultant personnel are encouraged to refuel a rental car prior to returning it to the rental car company.

B.	BSC will not reimburse for the following expenses: Limousine service, parking tickets, moving violations, or additional automobile insurance.

5.
Mileage.  May be a reimbursable expense at the then current IRS rate for Consultant personnel who use their personal car to perform services for BSC at locations other than their BSC assigned office.  Consultant personnel may submit expenses for the miles in excess of such Consultant’s personnel’s regular commute between his/her home and their assigned BSC office.

   Mileage must be documented with the date, starting point and ending point, and mileage amount recorded.

6.
Miscellaneous Expenses.  Costs, such as telephone communications, copying, electronic mail, facsimile transmissions, computer time and use of Consultant’s in-house technical software are considered to be part of Consultant’s overhead costs and are not eligible for reimbursement.

7.	Other Requirements:

A.
Consultant personnel working at BSC’s San Francisco locations are expected to use the least costly mode of transportation when commuting to and from BSC locations outside of the greater Bay Area (e.g., Southern California, Sacramento area).

B.
Receipts.  For each expense item $25 or higher, supporting data and documentation, such as copies of receipts shall be provided with the invoice with each item clearly identified as to its purpose.  Copies of detailed expense reports to support such reimbursement request shall be attached to the invoice.

C.
Invoices.  Each invoice shall be assembled with supporting documentation attached in the order listed in the invoice, and each item of expense chargeable to BSC shall be highlighted or clearly delineated.

Blue Shield of California and MCorp Consulting - Confidential                                                             Page 10 of 12

MCorp Consulting                                                                          Blue Shield of California
Contract No. C123041, Exhibit B

Exhibit B

Attach completed IRS Form W-9 here.

http://ftp.fedworld.gov/pub/irs-pdf/fw9.pdf

Blue Shield of California and MCorp Consulting - Confidential                                                              Page 11 of 12

MCorp Consulting                                                                          Blue Shield of California
Contract No. C123041, Exhibit C

Exhibit C

CONFIDENTIALITY AND NON-DISCLOSURE OF BSC INFORMATION

1.           As a condition of being furnished information (whether in written, oral or any other form) concerning BSC, the Consultant agrees to treat any information concerning BSC, its subsidiaries, affiliates, members, customer, vendors, including but not limited to its subscribers, customers, business plans, products, proposed new products and concepts, market research, trade secrets, employees, proprietary systems, information technology systems and software, financial data and operating procedures, and any third party confidential and proprietary information (e.g., computer software and related information which is furnished to Consultant by or on behalf of BSC or which is observed, ascertained, learned or obtained by the Consultant in observing BSC’s operations or while providing services to BSC (such information along with all analyses, compilations, data, studies, notes, memoranda, documents, electronic files, records, drawings, work papers or other work prepared by the Consultant or Consultant’s agents or representatives which is based in whole or in part on such BSC information or relates to the business of BSC is herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this Agreement.  The term “Confidential Information” shall not include information which the Consultant can demonstrate by contemporaneous documentation; (i) is already in the Consultant’s possession, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with or other obligation of secrecy to BSC or another party, or (ii) is or becomes generally available to the public by BSC, or (iii) is or becomes available to the Consultant on a non-confidential basis from a source other than BSC, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to BSC or another party.

2.           Consultant agrees that the Confidential Information made available to Consultant shall be kept confidential by Consultant; provided, however, that such information may be disclosed to those Consultant representatives who need to know such information for the purpose of assisting Consultant (it being understood that prior to the receipt of any Confidential Information by representatives of Consultant such representatives shall be informed of the confidential nature of such information and directed by Consultant to treat such information as confidential and such representatives shall agree to comply with and be bound by the confidentiality terms and conditions of this Agreement).  In addition, without the prior written consent of BSC, Consultant shall not, and shall direct its representatives not to: (i) copy or otherwise reproduce for, or distribute to, third parties any Confidential Information, (ii) disclose to any person, other than the foregoing representatives, by any means any Confidential Information that has been made available to it, or the substance of the Confidential Information, except as may be required by law or regulation as is addressed in Paragraph 3. below: (iii) use any of the Confidential Information for any purpose other than to provide the Services set forth in the Agreement and, (iv) when the Confidential Information includes member, subscriber or patient specific information and/or individually identifiable medical information, not use the Confidential Information for any purpose other than to provide billing, claims, management, medical data processing or other administrative services to BSC as directed by BSC, and the Consultant shall only use this information in accordance with all Applicable state and federal law, including but not limited to California Civil Code Section 56, et seq. and the federal Health Insurance Portability & Accountability Act (HIPAA) requirements, and finally, shall not use the Confidential Information in any other manner not specifically authorized in writing by BSC.  Consultant agrees to be responsible for any breach of this Agreement by its representatives.

3.           In the event Consultant or any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, it is agreed that Consultant shall provide BSC with prompt written notice of such request(s) and the documents or information requested so that BSC may seek an appropriate protective order and/or waive Consultant’s compliance with the provisions of this Agreement.  It is further agreed that if, in the absence of a protective order or the receipt of a written waiver from BSC, Consultant is, nonetheless, in the written opinion of its legal counsel, compelled to disclose any of the Confidential Information to any person or else stand liable for contempt or suffer other censure or penalty, Consultant agrees to disclose to such tribunal only such Confidential Information as is legally required, which disclosure shall be without liability hereunder; provided, however, that Consultant shall give BSC written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is practicable and shall use its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

4.           Upon BSC’s request, as may be indicated in a writing (a “Request”) delivered by BSC to Consultant, Consultant shall promptly collect from Consultant’s representatives all Confidential Information and any other information, including documents, memoranda and notes containing or reflecting or based upon any information in the Confidential Information, whether prepared by Consultant, its representatives or otherwise, as well as any Confidential Information and any other material containing or reflecting or based upon the Confidential Information Consultant has (said material collectively hereinafter referred to as the “Material”) and upon BSC’s direction either (1) deliver to BSC the  Material, or (2) destroy such Material, without retaining any copies, extracts or other reproductions in whole or in part, and further, upon the written request of BSC, shall direct that written certification by an authorized officer of Consultant of the delivery or destruction of Material be delivered to BSC no later than ten (10) business days following delivery of the Request by BSC.

5.           Confidential Information disclosed hereunder shall at all times remain, as between the parties, the property of BSC.  No rights, expressed or implied, by license or otherwise, to any Confidential Information, trade secrets, copyrights, patents or other rights is granted by this Agreement or any disclosure of Confidential Information hereunder, except as provided for in the above Section 2.

Blue Shield of California and MCorp Consulting - Confidential                                                             Page 12 of 12